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                                                                    Exhibit 99.1


                       CABOT INDUSTRIAL PROPERTIES, L.P.

                     875 North Michigan Avenue, 41st Floor
                               Chicago, IL 60611


               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                 March 26, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Cabot Industrial Properties, L.P. has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                                 Very truly yours,

                                 Cabot Industrial Properties, L.P.

                                 By Cabot Industrial Trust, its general partner

                                 /s/ Timothy B. Keith
                                 -----------------------------
                                 Timothy B. Keith
                                 Chief Executive Officer